Exhibit 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (ET) on July 31, 2008
Media Contact: Sharon Cooper
973-948-1324, sharon.cooper@selective.com

Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Selective Insurance Group Reports
Second Quarter 2008 Earnings
Combined ratio: GAAP: 100.9%; statutory: 98.7%
Commercial Lines retention steady at 78%

Branchville, NJ – July 31, 2008 - Selective Insurance Group, Inc. (NASDAQ: SIGI), today reported its financial results for the second quarter ended June 30, 2008.

Selective Chairman, President and CEO Gregory E. Murphy stated, “Our solid second quarter performance reflects the successful efforts of our agents and underwriters to retain our best accounts in an exceedingly competitive commercial lines (CL) marketplace. We generated an overall statutory combined ratio of 98.7%, despite higher than expected weather-related catastrophe (CAT) losses of $8.7 million, after-tax, (3.5 points) compared to $4.7 million, after-tax, (1.9 points) in second quarter 2007. (Industry-wide CAT losses for second quarter 2008 are estimated at $6 billion, adding approximately 5.5 points to the industry-wide statutory combined ratio.) Selective’s second quarter results were favorably impacted by ongoing improvements to our workers compensation (WC) business that resulted in nearly a four point drop in the WC statutory combined ratio to 98.6%, compared to second quarter 2007. In addition, CL retention was a strong 78%, up slightly from the same period last year.”

Murphy said, “Overall net premiums written (NPW) declined 4% in the quarter, as we continued to maintain pricing discipline in the face of significant under-pricing by many competitors, particularly for mid- and large-sized accounts. Selective’s small business One & Done® segment grew 10%, as underwriting templates and enhanced business analytics enabled us to successfully compete for the best risks. We now produce approximately $275,000 per work day through our automated small business system. Our expansion into Massachusetts last year has already generated almost $7 million in CL premium in 2008, and we added Tennessee as Selective’s 22nd footprint state in June 2008. Through the first six months of 2008, we have made 64 targeted agency appointments, including 13 in Tennessee and Massachusetts, bringing our total agency count to about 920.

Selective’s second quarter 2008 highlights, compared to second quarter 2007:
-	Net income was $28.7 million, or $0.54 per diluted share, compared to $35.9 million, or $0.64 per diluted share;

-	Operating income[1] was $27.4 million, or $0.52 per diluted share, compared to $27.3 million, or $0.49 per diluted share;
-	Combined ratio: GAAP: 100.9% vs. 100.0%; Statutory: 98.7% vs. 97.1%;
-	Total NPW were down 4% to $387.2 million:
o	Commercial lines NPW were down 6% to $331.0 million;
o	Personal lines NPW were up 5% to $56.2 million;
-	CAT losses were $8.7 million, after-tax, compared to $4.7 million, after-tax; and
-	Investment Income, after-tax, was $30.1 million, compared to $31.8 million.

Murphy added: “Personal lines (PL) NPW grew 5% and the statutory combined ratio, excluding flood, improved more than nine points to 103.5% for the quarter. This progress reflects greater pricing accuracy from Selective’s new automated MATRIX® system, targeted rate increases across our PL footprint, and lower expenses due to the PL restructuring in second quarter 2007. Although much work remains to be done, we believe our PL strategic initiatives are beginning to gain traction that will favorably impact our long-term results.”

For the quarter, after-tax investment income decreased 5% to $30.1 million. The decline was primarily due to lower returns on alternative investments, partially offset by higher income on the fixed maturity security portfolio due to a larger asset base. The net realized after-tax gain for the quarter was $1.2 million or $0.02 per diluted share. At June 30, 2008, Selective’s assets reached $5.1 billion, including $3.7 billion in the company’s investment portfolio.

For the six months ended June 30, 2008, compared to the first six months of 2007:
-	Net income was $49.2 million, or $0.92 per diluted share, compared to $73.1 million, or $1.26 per diluted share;
-	Operating income[i] was $46.9 million, or $0.88 per diluted share, compared to $57.3 million, or $0.99 per diluted share;
-	GAAP combined ratio: 100.6% vs. 98.7%; Statutory: 98.5% vs. 96.4%;
-	Total NPW were down 5% to $777.1 million:
o	Commercial lines NPW were down 7% to $671.1 million;
o	Personal lines NPW were up 6% to $106.0 million;
-	CAT losses were $11.8 million, after-tax, (2.4 points) compared to $7.9 million, after-tax (1.6 points); and
-	Investment Income, after-tax, was $59.5 million, compared to $62.9 million.

Based on six months results, Selective has tightened 2008 earnings guidance to a range of $2.00 to $2.20 per diluted share, from a range of $2.00 to $2.30.

The company’s Board declared a $0.13 per share quarterly cash dividend on Selective’s common stock, payable Sept. 2, 2008 to stockholders of record as of Aug. 15, 2008. During the quarter, the company repurchased 0.8 million shares of Selective’s outstanding common stock at an average price per share of $21.35. There are 1.7 million shares remaining under the current 4 million share repurchase program.

The supplemental investor package, including financial information that is not part of this press release, is available on the Investors page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on Aug. 1, 2008 at www.selective.com. The webcast will be available for rebroadcast until the close of business on Sept. 2, 2008.

Selective Insurance Group, Inc., is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Other subsidiaries of the company provide claims, human resources and risk management services. Selective maintains a website at www.selective.com.

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective’s future operations and performance. Such statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for forward-looking statements. These forward-looking statements are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives. Selective and its management assume no obligation to update these forward-looking statements due to changes in underlying factors, new information, future developments or otherwise.

Selective and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in Selective’s future performance. Factors that could cause Selective’s actual results to differ materially from those indicated by such forward-looking statements, include, among other things, those discussed or identified from time to time in our public filings with the SEC and those associated with:
•	the frequency and severity of catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;
•	adverse economic, market, regulatory, legal or judicial conditions;
•	the concentration of our business in a number of Eastern Region states;
•	the adequacy of our loss reserves and loss expense reserves;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, S&P, Moody’s and Fitch;
•	fluctuations in interest rates and the performance of the financial markets;
•	our entry into new markets and businesses; and
•	other risks and uncertainties we identify in filings with the SEC, including, but not limited to, our Annual Report on Form 10-K.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended June 30:	2008	2007
Net premiums written	$387,229	404,923
Net premiums earned	375,089	376,351
Net investment income earned	38,515	40,642
Diversified Insurance Services revenue	30,064	30,677
Total revenues	447,352	462,038

Operating income	27,401	27,340
Net realized gains, net of tax	1,250	8,546
Net income	$28,651	35,886

Statutory combined ratio	98.7%	97.1%
GAAP combined ratio	100.9%	100.0%

Operating income per diluted share	$0.52	0.49
Net income per diluted share	0.54	0.64
Weighted average diluted shares	53,064	56,721
Book value per share	$19.32	18.76

6 months ended June 30:	2008	2007
Net premiums written	$777,069	822,108
Net premiums earned	756,362	756,364
Net investment income earned	76,381	80,505
Diversified Insurance Services revenue	59,863	59,855
Total revenues	898,465	924,147

Operating income	46,919	57,284
Net realized gains, net of tax	2,235	15,854
Net income	$49,154	73,138

Statutory combined ratio	98.5%	96.4%
GAAP combined ratio	100.6%	98.7%

Operating income per diluted share	$0.88	0.99
Net income per diluted share	0.92	1.26
Weighted average diluted shares	53,461	58,610
Book value per share	$19.32	18.76

*All amounts included in this release exclude inter-company transactions.

1 Operating income differs from net income by the exclusion of realized gains or losses on investment sales. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

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